EXHIBIT 2.3

Form of NPB Letter Agreement

September     , 2007

KNBT Bancorp, Inc.
90 Highland Ave.
Bethlehem, Pennsylvania  18017

Ladies and Gentlemen:

National Penn Bancshares, Inc. ("NPB") and KNBT Bancorp, Inc. (“KNBT”) are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of September     , 2007 (the "Agreement").

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) KNBT will merge with and into NPB, with NPB surviving the merger (the “Merger”); (b) shareholders of KNBT will receive shares of NPB common stock in exchange for their shares of KNBT common stock owned on the closing date plus cash in lieu of fractional share interests; and (c) holders of KNBT options will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of KNBT outstanding on the closing date.

I have been advised that I may be deemed to be an "affiliate" of NPB for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

I understand that KNBT is requiring, as a condition to its execution and delivery to NPB of the Agreement, that I execute and deliver to KNBT this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.            I agree to vote or cause to be voted for approval of the Agreement all shares of NPB common stock over which I exercise sole or shared voting power, excluding any such shares that I am acting over as a fiduciary other than those which are held in IRAs for my benefit.

2.           Through the earlier of (a) the receipt of the requisite approval of the Agreement by the shareholders of NPB and KNBT or (b) the termination of the Agreement pursuant to Article VII thereof, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of NPB common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of NPB common stock; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

KNBT Bancorp, Inc.
September     , 2007

3.           I have sole or shared voting power over the number of shares of NPB common stock, and hold stock options for the number of shares of NPB common stock, if any, set forth below opposite my signature line.  KNBT recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

4.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

For the avoidance of doubt, I acknowledge that any references herein to NPB common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of NPB common stock, which occur prior to the completion of the Merger or the termination of this Letter Agreement, whichever occurs first.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of NPB, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of NPB or in any other fiduciary capacity.  In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of NPB.

This Letter Agreement shall be effective upon acceptance by KNBT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

KNBT Bancorp, Inc.
September     , 2007

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to KNBT's rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Number of shares held:
 Sole voting power:               ________
 Shared voting power:          ________

Number of shares subject
 to stock options:                  ________

Number of pledged
 shares:                                   ________

__________________________                                                                           ___________________________________
Witness:                                                                                        [Name]

Accepted:

KNBT BANCORP, INC.

By:___________________________
Name:
Title: